Exhibit 5.2

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-765 Tel +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

February 24, 2021

KushCo Holdings, Inc.
6261 Katella Avenue, Ste. 250
Cypress, CA 90630

Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933, as amended (the “Act”) of up to 9,696,969 warrants (the “Warrants”), each representing the right to purchase 0.4 of a share of common stock, par value $0.001 per share, of KushCo Holdings, Inc., a Nevada corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming the Warrants have been duly authorized and validly issued, the Warrants constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Our opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

     Very truly yours,
/s/ Reed Smith
REED SMITH LLP

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